UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 20, 2015
ORGANOVO HOLDINGS, INC.
(Exact name of registrant as specified in its charter) Commission File Number: 001-35996

Delaware	27-1488943
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

6275 Nancy Ridge Dr., San Diego, California 92121
(Address of principal executive offices, including zip code)

(858) 224-1000
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In conjunction with the 2015 Annual Meeting of Stockholders (the “Annual Meeting”) of Organovo Holdings, Inc. (the “Company”) held on August 20, 2015, the Company’s stockholders approved an amendment and restatement to the 2012 Equity Incentive Plan (the “Plan”) to (i) amend certain provisions to protect stockholder  interests and (ii) increase the number of shares of the Company’s common stock available for issuance under the Plan by 6,000,000 shares (the “Amended and Restated Plan”). The Amended and Restated Plan, among other changes to protect stockholder interests: removes the exchange program in the Plan that previously allowed for the surrender of outstanding awards for other awards and/or cash without the requirement to obtain stockholder approval; provides that any shares withheld by the Company or tendered to the Company to pay taxes and/or the exercise price of an award will not become available for reissuance; removes the ability to reduce the exercise price of any outstanding award without the requirement to obtain stockholder approval; provides that no award shall contain a reload feature that results in a new option granted automatically upon the exercise or settlement of any outstanding award; and provides that all awards granted under the Amended and Restated Plan will be subject to any clawback or recoupment policy adopted by the Company.

The foregoing summary of the Amended and Restated Plan is not complete and is qualified in its entirety by reference to the full text of the Amended and Restated Plan, a copy of which is filed as Exhibit 10.1 to this report and incorporated herein by reference.

Item 5.07 Submission of Matters to a Vote of Security Holders.

The Company held its Annual Meeting on August 20, 2015.  Of the 81,592,413 shares of the Company’s common stock outstanding as of the record date, 59,396,099 shares, or 72.8%, were represented at the Annual Meeting either in person or by proxy.

In accordance with the Company’s Bylaws, the presence of the holders of at least a majority of the outstanding shares of common stock at the Annual Meeting, whether in person or by proxy, constituted a quorum for the transaction of business at the Annual Meeting.  Votes “For,” “Against,” “Abstentions” and “Broker Non-Votes” were each counted as present at the Annual Meeting for purposes of determining the presence of a quorum. Broker Non-Votes are shares held in street name by brokers, banks or other nominees who were present in person or represented by proxy at the Annual Meeting, but which were not voted on a proposal because the brokers, banks or nominees did not have discretionary authority with respect to that proposal and they had not received voting instructions from the beneficial owner prior to the Annual Meeting.  Under the Company’s Bylaws, the Class I directors are elected by a plurality of the votes cast in person or by proxy at the Annual Meeting, which means that the director nominees who received the highest number of “For” votes were elected.   Approval of each of the other proposals requires the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting.  Abstentions and Broker Non-Votes are not considered to be votes cast under the Company’s Bylaws, and as a result, have no effect on the outcome of the vote.

A description of each matter voted upon at the Annual Meeting is described in detail in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on July 10, 2015. The number of votes cast For and Against and the number of Abstentions and Broker Non-Votes with respect to each matter voted upon are set forth below.

(1)  Election of Directors.  The Company’s stockholders elected Keith Murphy and Kirk Malloy, Ph.D. as Class I directors, with the approval of 97.9% and 98.2% of the votes cast, respectively, to hold office until the 2018 Annual Meeting of Stockholders and until their respective successors are elected and qualified. The following table shows the tabulation of the votes cast For and Against the election of each of the director nominees as well as the Abstentions and Broker Non-Votes submitted for each director nominee:

Director	For	Against	Abstentions	Broker Non-Votes
Keith Murphy	16,262,596	355,687	105,524	42,672,292
Kirk Malloy, Ph.D.	16,297,601	298,113	128,093	42,672,292

(2)  Ratification of Auditors.  The Company’s stockholders ratified the appointment of Mayer Hoffman McCann P.C., with the approval of 97.8% of the votes cast, as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2016. The following table shows the tabulation of the votes cast For and Against this proposal as well as the Abstentions submitted on this proposal:

For	Against	Abstentions
56,519,408	1,297,138	1,579,553

(3)   Executive Compensation.  The Company’s stockholders, on a non-binding, advisory basis, approved the compensation of the Company’s named executive officers, with the approval of 94.8% of the votes cast, as disclosed in the proxy statement.  The following table shows the tabulation of the votes cast For and Against this proposal as well as the Abstentions and Broker-Non Votes submitted on this proposal:

For	Against	Abstentions	Broker Non-Votes
15,647,589	867,583	208,636	42,672,291

(4)  Plan Amendment and Restatement.  The Company’s stockholders approved an amendment and restatement of the Plan, with the approval of 84.0% of the votes cast, to, among the other changes discussed above, increase the number of shares of the Company’s common stock available for issuance under the Plan by 6,000,000 shares.  The following table shows the tabulation of the votes cast For and Against this proposal as well as the Abstentions and Broker Non-Votes submitted on this proposal:

For	Against	Abstentions	Broker Non-Votes
13,916,388	2,643,375	164,045	42,672,291

No other items were presented for stockholder approval at the Annual Meeting.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
10.1	Amended and Restated 2012 Equity Incentive Plan, dated August 20, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ORGANOVO HOLDINGS, INC.

Date: August 24, 2015	/s/ Keith Murphy
Keith Murphy
Chief Executive Officer and President

Exhibit Index

Exhibit No.	Description
10.1	Amended and Restated 2012 Equity Incentive Plan, dated August 20, 2015.